UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2010 (January 4, 2010)

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification
incorporation or organization)		No.)

Ever-Glory Commercial Center,
509 Chengxin Road, Jiangning Development Zone,
Nanjing, Jiangsu Province,
Peoples Republic of China
(Address of Principal Executive Offices)

(8625) 5209-6875
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement.

On January 4, 2011, Goldenway Nanjing Garment Co., Ltd. (“Goldenway”), a People’s Republic of China (“PRC”) company and a subsidiary of Ever-Glory International Group, Inc., (the “Company”), executed and entered into a Working Capital Loan Agreement (“Agreement”) with Shanghai Pudong Development Bank, a bank domiciled in the PRC (“SPDB”).  Though executed and entered into as of January 4, 2011, the Agreement is effective as of December 10, 2010.

The Agreement allows the Company to borrow RMB40 million (approximately USD$5.8 million), which amount was funded in full on December 10, 2010 pending final documentation.

The loan bears a fixed interest rate of 5.56% per annum.  The loan proceeds shall be used by the Company for working capital purposes.  The loan is secured by certain properties and land use rights of the Company.  The principal amount of the loan matures and is payable on December 10, 2011 and the interest is due and payable on the 20th of the last month of each quarter.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the unofficial English translation of the Agreement and the related Mortgage Agreement by and between Goldenway and SPDB, each dated January 4, 2011 and attached hereto as Exhibit 10.1, and 10.2 respectively.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01. Entry into a Material Definitive Agreement, which is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits

10.1	Unofficial English translation of the Working Capital Loan Agreement by and between Goldenway Nanjing Garment Co., Ltd. and Shanghai Pudong Development Bank dated January 4, 2011;

10.2	Unofficial English translation of the Mortgage Agreement by and between Goldenway Nanjing Garment Co., Ltd. and Shanghai Pudong Development Bank dated January 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Date: January 10, 2011	By: /s/ Edward Yihua Kang
By: Edward Yihua Kang
Title: Chief Executive Officer